Exhibit 99.1

For More Information, Contact:

James E. Fickenscher/CFO	Gregory Gin
Auxilium Pharmaceuticals, Inc.	Lazar Partners, Ltd.
(484) 321-5900	(212) 867-1762
jfickenscher@auxilium.com	ggin@lazarpartners.com

Auxilium Pharmaceuticals Announces Top-Line Results from a

Pivotal Efficacy Study of AA4500 in Dupuytren’s Disease and

Revises 2006 Financial Guidance

Data Confirm Efficacy in Patients with Dupuytren’s Disease

Company Provides Update on Manufacturing of AA4500 and Revises 2006 Financial Guidance

MALVERN, PA (June 21, 2006) – Auxilium Pharmaceuticals, Inc. (NASDAQ: AUXL) today reported top-line results from a pivotal efficacy study of AA4500, its injectable enzyme product, in patients with Dupuytren’s Disease. The Company also announced its decision to pursue additional sources of commercial supply for AA4500 and revised financial guidance with respect to Research and Development costs and full-year loss for 2006.

Primary Endpoint Met in Double-Blind Randomized Pivotal Efficacy Trial

Auxilium today announced positive results of a randomized, placebo-controlled double-blind study of AA4500 in the treatment of Dupuytren’s Disease, also known as Dupuytren’s Contracture. BioSpecifics Technologies Corp., licensor of AA4500, sponsored and monitored the study, and Auxilium conducted follow-up and data analyses.

The randomized, double-blind, placebo-controlled pivotal efficacy study showed that a local injection of AA4500 was highly effective in the treatment of Dupuytren’s Contracture. In this trial involving a total of 35 patients, 23 patients were randomized to receive AA4500 (up to three injections) and 12 patients were randomized to receive placebo, with the goal of reaching therapeutic success. Therapeutic success was defined as reaching a reduction of the contracture of the affected joint to less than five degrees, essentially allowing the hand to be flat when placed on a table. AA4500 achieved a 91% success rate for the primary endpoint of less than five degrees of contracture in treated joints, both Proximal Intra-Phalangeal, or PIP, joint and Metacarpal Phalangeal, or MP, joint, after up to three injections, compared to a 0% response rate in the placebo group

(p<0.001). The mean number of injections per joint was 1.4. These results were consistent with those from a Phase II study published in The Journal of Hand Surgery (2002:27A:788-798).

The results observed after a single injection of AA4500 showed that 70% of subjects achieved therapeutic success; no patients responded to placebo (p<0.001).

“These positive results provide a solid foundation for completing the development program for AA4500 in Dupytren’s Contracture,” said Ms. Gerri Henwood, Chief Executive Officer of Auxilium. “We believe our interactions with the U.S. Food and Drug Administration (FDA) have been very constructive and have provided us with a clearer understanding of the Agency’s data requirements for AA4500 on a preclinical, clinical and manufacturing basis. We plan to continue to work closely with FDA on all development stages of AA4500 for this condition.”

The most commonly reported adverse events were pain and swelling (edema) of the hand at the injection site, and post-injection temporary swelling of a modest nature in the lymphnode area of the armpit was reported in 30% of subjects. There were no serious adverse events reported which were judged by the investigator to be related to treatment with AA4500.

After finishing this pivotal efficacy study, patients from both AA4500 and placebo groups were permitted to receive additional AA4500 injections to either unsuccessfully treated joints or untreated joints in an open follow-up study. A total of 19 patients enrolled in the follow-up study and received up to five injections of AA4500. This follow-up study provided further support for the safety and tolerability of AA4500 injections in the treatment of Dupytren’s Contracture. “Importantly, there were no nerve, vascular or tendon injuries associated with AA4500 administration in either study. These studies also showed the ability of AA4500 to correct multiple deformities in either hand. The patients’ willingness and desire to continue being treated clearly demonstrated their satisfaction with this non-surgical treatment of Dupuytren’s Disease,” said Lawrence Hurst, MD, (Professor and Chair of Department of Orthopaedics; Chief, Division of Hand Surgery, SUNY at Stony Brook, NY), lead investigator for this study.

As previously disclosed, the Company continues to plan for the initiation of a second Phase III pivotal trial in Dupuytren’s Contracture, sponsored and monitored by Auxilium, during the second half of 2006.

Manufacturing Supply of AA4500 / Guidance Update

As the Company believes it is now in the final stages of development for AA4500 in Dupuytren’s Contracture, Auxilium’s Board of Directors has approved the acceleration of the search for further commercial scale manufacturing capacity for AA4500 in addition to the existing drug supply from Auxilium’s current contract manufacturer.

“We have had very encouraging experience with scale-up, and our deliverables are being met and we are, to date, on time. However, we estimate that we will incur substantial cost increases from our development manufacturer to complete 2006 activities,” Ms. Henwood said. “In addition, given the encouraging clinical data, we believe it is prudent to secure a second source of supply for AA4500 as we advance our program in Dupuytren’s Contracture and other indications.”

As a result of the higher 2006 manufacturing expense with our current supplier, Auxilium expects 2006 R&D expenditure to be in the range of $33 million to $37 million, rather than its previously disclosed range of $27 million to $30 million.

“In light of the anticipated increase in R&D costs, we estimate that our full-year 2006 loss will range from $40 to $43 million, as compared to our former guidance of less than $38 million,” said Jim Fickenscher, Auxilium’s Chief Financial Officer. “We expect all other aspects of our 2006 financial performance to be consistent with the ranges we previously provided, including revenues of $64 to $68 million.”

Conference Call

Auxilium will hold a conference call today, June 21, at 10:30 a.m. Eastern Time, to discuss the results of the pivotal efficacy study, the manufacturing of AA4500 and the financial guidance for R&D expenses and full-year loss. The conference call will be simultaneously web cast on Auxilium’s web site and archived for future review until June 30, 2006.

Conference call details:
Date:	Wednesday, June 21, 2006
Time:	10:30 a.m. ET
Dial-in (U.S.):	866-550-6338
Dial-in (International):	347-284-6930
Web cast:	http://www.auxilium.com

To access an audio replay of the call:
Access number (U.S.):	888-203-1112
Access number (International):	719-457-0820
Conference ID#:	7718147

About Dupuytren’s Disease

Dupuytren’s Disease is a condition that involves contracture of joints in the hand that impairs patients’ ability to straighten and move their joints due to a thickening and shortening of the normal ligaments of the palm and digits. For patients that have Dupuytren’s Disease involving their hands, as the disease progresses, the patient’s ability to straighten affected fingers is lost, and the functionality of the hand is severely impaired. The incidence of Dupuytren’s Disease is highest in Caucasians, historically those of Northern European descent. Most cases of Dupuytren’s Disease occur in patients older than 50 years.1

The most frequently affected parts of the hand associated with Dupuytren’s Contracture are the joints called the Metacarpal Phalangeal Joint, or MP joint, which is the joint closest to the palm of the hand and the Proximal Intra-Phalangeal Joint, or the PIP joint, which is the middle joint in the finger. The little finger and ring finger are most frequently involved.

[1]	Badalamente, M. A., Hurst, L. C. et al., Collagen as a Clinical Target: Nonoperative Treatment of Dupuytren’s Disease, The Journal of Hand Surgery, (2002;27A:788-798)

About Auxilium

Auxilium Pharmaceuticals, Inc. is a specialty pharmaceutical company with a focus on developing and marketing products for urology, sexual health and other indications within specialty markets. Auxilium markets Testim® 1%, a topical testosterone gel, for the treatment of hypogonadism through its approximately 130-person sales and marketing team. Auxilium has five projects in clinical development. Auxilium believes that AA4500, an injectable enzyme, has completed Phase II of development for the treatment of Dupuytren’s Disease and is in Phase II of development for the treatment of Peyronie’s Disease and Frozen Shoulder Syndrome (Adhesive Capsulitis). Auxilium’s testosterone replacement transmucosal film product candidate for the treatment of hypogonadism (AA2600) has commenced Phase III of development and should commence pivotal Phase III trials later this month. Auxilium’s transmucosal film product candidate for the treatment of overactive bladder (AA4010) is in Phase I of development. Auxilium has two pain products using its transmucosal film delivery system in pre-clinical development. Auxilium has rights to six additional pain products and products for hormone replacement and urologic disease using its transmucosal film delivery system, options to all indications using AA4500 for non-topical formulations, and other products for urology and sexual health. For additional information, visit http://www.auxilium.com.

Safe Harbor Statement

This release contains “forward-looking-statements” within the meaning of The Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding the data that may be required by the U.S. Food and Drug Administration regarding AA4500, the timing for the commencement of various clinical trials for Auxilium’s product candidates, including AA4500, during 2006, if at all, the Company’s search for additional manufacturing capacity for AA4500, the costs the Company will incur related to manufacture of AA4500, forecasted 2006 R&D expenditures, forecasted 2006 loss, forecasted 2006 revenues and the previously disclosed financial guidance and products in development for pain, urology and sexual health. All statements other than statements of historical facts contained in this release, including but not limited to, statements regarding future expectations, plans and prospects for the Company, financial guidance and other statements containing the words “believe,” “may,” “could,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” and similar expressions, as they relate to the Company, constitute forward-looking statements. Actual results may differ materially from those reflected in these forward-looking statements due to various factors, including general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries and those discussed in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2006 under the heading “Risk Factors”, which is on file with the Securities and Exchange Commission (the “SEC”) and may be accessed electronically by means of the SEC’s home page on the Internet at http://www.sec.gov or by means of the Company’s home page on the Internet at http://www.auxilium.com under the heading “Investor Relations - SEC Filings.” There may be additional risks that the Company does not presently know or that the Company currently believes are immaterial which could also cause actual results to differ from those contained in the forward-looking statements. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements.

In addition, forward-looking statements provide the Company’s expectations, plans or forecasts of future events and views as of the date of this release. The Company anticipates that subsequent events and developments will cause the Company’s assessments to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s assessments as of any date subsequent to the date of this release.

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